October 12, 2007

For Immediate Release

G.C. (Kin) Kinney, III named Executive Vice President and Chief Deposit Officer at M&F Bank.

    G.C. (Kin) Kinney, III has been named Executive Vice President and Chief Deposit Officer.

His major responsibilities will be to develop and implement short-term and long-term strategy to capture and retain deposits. Kinney, a native of Oxford, has served as a branch president and most recently as Senior Vice President of Retail Sales. A graduate of the University of Mississippi, Mississippi School of Banking, LSU Graduate School of Banking, the Southeastern School of Advanced Commercial Lending at Vanderbilt University and the ABA Commercial Lending School at the University of Oklahoma, Kinney has over 25 years of financial experience in the field of banking.

    Active in his community, Kinney served as past President of the Mississippi Young Bankers Association and past President of the Oxford-Lafayette County Chamber of Commerce as well as the Oxford-Lafayette County Economic Development Foundation. Kin is also a member of the Oxford-University Methodist Church.

First M&F Corporation, headquartered in Kosciusko, Mississippi, is a full service provider of banking, trust, securities brokerage and insurance products and services. As of August 9, 2007, M&F had $1.6 billion in assets. Serving customers throughout Central and North Mississippi, Southwest Tennessee, Central Alabama and Northwest Florida, First M&F has 47 offices and 9 insurance agency locations. M&F is a publicly held company and is traded on the NASDAQ National Market System under the symbol FMFC.

Submitted by:	Gina Develin
Marketing Coordinator
662-289-8772 gdevelin@mfbank.com